APPENDIX A



First Trust/Dow Jones Dividend & Income                April 18, 2012
Allocation Portfolio

First Trust Multi Income Allocation                    May 1, 2014
Portfolio

First Trust Dorsey Wright Tactical Core                September 29, 2015
Portfolio

First Trust Capital Strength Portfolio                 April 15, 2020

First Trust International Developed Capital            April 15, 2020
Strength Portfolio